SUBSCRIPTION AGREEMENT

For

SEVEN ARTS PICTURES plc
(NASDAQ:SAPX)

UNITS OF 15% CONVERTIBLE DEBT

30 August 2010
Revised 17 December 2010
Revised 9 February 2011

THIS AGREEMENT is made the 30th day of August 2010 revised the 17th day of December 2010 and the 9th day of February, 2011.

BETWEEN

(1) **SEVEN ARTS PICTURES plc,** a company established in England and Wales with registered number 4276617 (the "Company"), and

(2) **SCARBOROUGH LIMITED,** a Marshall Islands company c/o Euroba Management Limited P.O. Box 370 Hamilton HM BX Bermuda (the "Subscriber").

WHEREAS

The Company wishes to issue to the Subscriber and the Subscriber wishes to subscribe for units of 15% Convertible Debt (as defined in Clause 1 below) with an aggregate subscription price of two hundred twenty-five thousand US dollars (US$225,000) on the terms set out in this Agreement,

NOW IT IS HEREBY AGREED as follows:

1. **DEFINITIONS**

1.1 As used in this Agreement, unless the context otherwise requires, the following terms shall have the meanings set out next thereto:

"Agreement"	shall mean this Agreement.
"Business Day"	shall mean any day on which banking institutions in London are open for business.
"Change of Control"	shall mean the acquisition, directly or indirectly, by any Person of ownership of, or the power to direct the exercise voting control over a majority of the issued shares of the Company.
"Completion"	shall have the meaning set out in Clause 2.2.
"Completion Date"	shall have the meaning out in Clause 2.2.
"Company"	shall mean the party of the first part.
"Conditions"	shall mean those Conditions governing the conversion or redemption of the Convertible Debt set out in **Appendix A** hereto.
"Conversion Date"	shall have the meaning set forth in the Conditions.
"Conversion Price"	shall have the meaning set forth in the Conditions.

"Conversion Shares"	shall mean the Ordinary Shares into which the Convertible Debt is convertible as provided for in the Conditions.
"Convertible Debt"	shall mean 15% convertible debt each unit of which shall have a par value of US$1.10 for which the Subscriber subscribes pursuant to Clause 2.1.2 of this Agreement having the rights set forth in the Conditions.
"Default"	shall mean any event or condition which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.
"Disclosure Documents"	shall mean all the documents and materials provided to the Subscriber and/or its representatives in connection with due diligence carried out by the Subscriber in relation to its proposed subscription for the Convertible Debt, including the Company's draft Registration Statement in Form F-1 and its Annual Report on Form 20-F, as filed with the Securities and Exchange Commission.
"Exchange"	shall mean the exchange on which the Ordinary Shares are then listed or admitted to trading at any relevant time, currently NASDAQ on any other national trading exchange to which the Ordinary Shares are listed or admitted to trading at any relevant time.
"Execution Date"	shall mean the date of this Agreement.
"Forced Conversion"	shall have the meaning set forth in the Conditions.
"Interest"	shall mean an amount equal to 7.5% of the Subscription Price payable on redemption of the Convertible Debt if not previously converted as set forth in the Conditions, which shall increase to 20% for any periods hereunder after the Conversion Date for which the Company is in default of its payment obligation hereunder.
"Issue Price"	shall have the meaning set out in Clause 2.1 (b)
"Notice of Conversion"	shall mean the notice to be given on conversion of any Convertible Debt as set out in the Conditions.
"Ordinary Shares"	shall mean ordinary shares with a par value of £0.05 each now or hereafter authorised and issued in the capital of the Company and shares or debt of any other class into which such shares may hereafter have been reclassified or changed.

"Par Value"	shall mean US$1.10 (£.7333) being the nominal value of each unit of Convertible Debt.
"Person"	shall mean an individual or a partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind.
"Power of Attorney"	means the limited power of attorney in the form set out in **Appendix B** annexed hereto.
"Redemption Price"	shall mean an amount equal to 125% of the Par Value of each unit of Convertible Debt that is subject to redemption multiplied by the number of units of Convertible Debt being redeemed.
"Subscription Price"	shall have the meaning set out in Clause 2.1.
"Subscriber"	shall mean the party of the second part.
"Trading Day"	means a day on which the price of the Ordinary Shares is quoted on the Exchange.

2. SUBSCRIPTION FOR AND ISSUE OF CONVERTIBLE DEBT

2.1 Subscription

2.1.1 Subject to the terms and conditions set out herein, the Company shall issue to the Subscriber and the Subscriber shall subscribe for two hundred twenty-five thousand US dollars ($225,000) of Convertible Debt. The Convertible Debt shall have the rights and shall be subject to those obligations as are more particularly set out in the Conditions.

2.1.2 The subscription price for each unit of Convertible Debt shall be one US dollar and ten US cents (US$1.10) (the "Issue Price"). The Issue Price multiplied by the number of units of Convertible Debt for which the Subscriber is subscribing hereunder is referred to herein as the "Subscription Price."

2.1.3 The Subscription Price shall be satisfied by delivery to the Company on or before 31 December 2010 of (i) One Hundred Twenty Thousand Dollars ($120,000) and (ii) 42,000 Ordinary Shares (the "Purchase Price").

2.1.4 The Convertible Debt shall bear the Interest payable by the Company in cash or Ordinary Shares at the option of the Subscriber on the date of redemption, such Ordinary Shares to be valued as the lowest average trading price of the Ordinary Shares on the Exchange on three (3) Trading Days in the ten (10) Trading Days immediately preceding the date a Dividend is due.

2.1.5 The Company shall not issue securities, whether as equity or debt, as such are defined in the Securities and Exchange Act of 1934 as amended ("Exchange Act") until redemption or conversion of at least 800,000 units of Convertible Debt, excluding any public offering of securities registered under the Exchange Act if no less than $5,000,000.

2.1.6. Company shall issue to Subscribers pari passu the dollar value of units of Convertible Debt acquired by each $50,000 in value of Ordinary Shares as determined by 75% of the average weighted closing price of the Ordinary Shares in the Exchange for the ten Trading Days immediately following the last Completion hereunder, issuable in due course after redemption or conversion of the units of Convertible Debt.

2.2 Completion

Completion of subscription for the Convertible Debt ("Completion") shall take place simultaneously with the execution and delivery of this Agreement (the "Completion Date") when the following shall take place.

2.2.1 the Company shall issue the Convertible Debt to the Subscriber and shall deliver to the Subscriber certificates evidencing ownership thereof;

2.2.2 the Company shall execute and deliver to the Subscriber the Power of Attorney;

2.2.3 the Subscriber shall deliver the Purchase Price to the Company by wire to the following bank account or delivery of Ordinary Shares by certificate endorsed to Company at the Company's address in Paragraph 7.3 below:

Seven Arts Pictures Plc
COUTTS & CO.
440 Strand
London WC2R 0QS
Sort Code: 18-00-02
Swift Code: COUT GB22
IBAN: GB66 COUT 1800 9110 3462 87
Account: 10346287

3. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties by the Company. The Company hereby makes the following representations and warranties to the Subscriber all of which shall survive Completion:

3.1.1 Organisation. The Company is properly established and validly existing under the laws of England with all necessary corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.

3.1.2 Authority. The Company has all necessary corporate power and authority to enter into and to undertake the transactions contemplated hereby and to otherwise to carry out its

obligations. The execution and delivery of this Agreement by the Company and the undertaking by it of the transactions contemplated hereby has been duly authorised by all necessary action on the part of the Company. This Agreement is or will be a valid and binding obligation of the Company enforceable against it in accordance with its terms.

3.1.3 Capital Structure. Details of the authorised and issued share capital of the Company are set out in Appendix C annexed hereto. No Convertible Debt are outstanding as at the date hereof. Except as may be disclosed in Appendix C there are no outstanding options, warrants, rights to subscribe or other arrangements by which the Company is or may become bound to issue additional Ordinary Shares or other securities of any kind. The Company is not in violation of any of the provisions of its Articles of Association.

3.1.4 Issue of the Convertible Debt. The issue of the Convertible Debt has been properly approved by the board of directors of the Company. The Company shall at all times while the Convertible Debt is outstanding maintain an adequate reserve of authorised but unissued Ordinary Shares to enable it to perform its obligations under this Agreement and pursuant to the Conditions.

3.1.5 No Conflicts. The execution and performance of this Agreement by the Company does not and will not (i) conflict with or violate any provisions of the Company's Articles of Association; (ii) constitute a default under, or give to others any rights of termination of, any agreement to which the Company is a party; (ii) result in a breach of any law, regulation, or other restriction of any kind. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority.

3.1.6 Consents and Approvals. The Company is not required to obtain any consent or approval from any Person in connection with the execution and performance by the Company of this Agreement.

3.1.7 Litigation. The Company is not involved in any proceedings and no proceedings are or investigation pending or, to the best knowledge of the Company, threatened which could materially affect the ability of the Company to perform its obligations hereunder on a timely basis.

3.1.8 No Default. The Company is not in default of any indenture, loan or credit agreement or instrument to which could adversely affect its ability to perform its obligations under this Agreement on a timely basis.

3.1.9 Fees. No fees or commission will be payable by the Company to any party in relation to the transactions contemplated hereby, except a fee of 8% of all cash proceeds and 75,000 Warrants due to Beaufort International Securities Limited on full completion.

3.1.10 Disclosure Documents. All Disclosure Documents provided to the Subscriber in connection with due diligence it may have carried out prior to making any decision to subscribe for the Convertible Debt are accurate in all material respects.

3.2 Representations and Warranties of the Subscriber. The Subscriber hereby represents and warrants to the Company as follows:

3.2.1 Organisation. If a corporation, the Subscriber is properly established and validly existing under the laws of the Republic of the Marshall Islands with all necessary corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.

3.2.2 Intent. The Subscriber is subscribing for the Convertible Debt and will acquire the Conversion Shares for its own account for investment purposes only and not with a view to distributing or reselling the same. The aforesaid intent shall, however be without prejudice to the Subscriber's right, subject to the provisions of this Agreement, to sell or otherwise dispose of all or any part of the Conversion Shares at any time.

3.2.3 Access to Information. The Subscriber acknowledges that it has been afforded the opportunity to carry out such due diligence on the Company as it has deemed necessary to make an informed investment decision with respect to its proposed subscription for Convertible Debt.

4. OTHER AGREEMENTS BETWEEN THE PARTIES

4.1 Modification to Disclosure Documents. If any event shall occur as a result of which, in the reasonable judgment of the Company it becomes necessary or advisable to amend or supplement any of the Disclosure Documents the Company shall promptly prepare an appropriate amendment to each such document so that each such document as so amended will not include any untrue statement of material fact or omit to state a material fact

4.2 Listing of Ordinary Shares. The Ordinary Shares are listed on NASDAQ ("Exchange") and the Company shall use its reasonable endeavours to maintain such listing on such Exchange until expiration of the periods during which the Convertible Debt may be converted and (if applicable) shall provide to the Subscriber evidence of such listing.

4.3 Power of Attorney. For the sole purpose of effectuating the terms and provisions of this Agreement the Company hereby agrees to grant a limited power of attorney to the persons and in the form set out in the Power of Attorney. All acts done under such Power of Attorney are hereby deemed ratified and approved by the Company and the Attorney appointed pursuant to the Power of Attorney shall not be liable for any act or omission as long as he/it is operating within the scope of the Power of Attorney and this Agreement. The Power of Attorney shall be irrevocable while any of the Convertible Debt remains unconverted.

4.4 Redemption Restrictions. Notwithstanding any provision of this Agreement to the contrary, if any redemption of the Convertible Debt otherwise required under this Agreement or the Conditions would be prohibited in the absence of consent from any lender to the Company or any of the Subsidiaries, or by the holders of any class of securities of the Company, the Company shall use its best endeavours to obtain such consent as promptly as practicable after any such redemption is required. The Company shall pay interest with respect to any such redemption at the rate specified in Clause 6 until such consent is obtained.

4.5 Merger or Change of Control. Until the full conversion of the Convertible Debt, in the event that the Company consolidates with or merge with or into any other Person, or undergoes a Change in Control, then the Company may on giving thirty (30) days written notice to the Subscriber, require that the Subscriber convert all the Convertible Debt then held by the Subscriber into Ordinary Shares upon the terms and conditions set forth in the Conditions. If the Subscriber does not comply with such demand, the Company may redeem all Convertible Debt held by the Subscriber at the Redemption Price.

4.6 Conversion Terms. The terms and procedures for conversion, including the form of Notice of Conversion, are set out in the Conditions.

4.7 Additional Purchase Rights. Subscriber (pro rata to each of their units of Convertible Debt acquired hereunder) shall have the right to acquire additional Convertible Debt on the terms set forth herein up to an additional 500,000 units of Convertible Debt by notice in writing to Company specifying the number of units of Convertible Debt to be acquired at any time within two years from the date hereof. All dates set forth herein shall be calculated from the time of Subscriber's acquisition of such units of Convertible Debt in lieu of the times set forth herein.

4.8 Negative Pledge. The Company shall not grant any general "floating" charge or debenture on the assets of the Company nor acquire any business with assets of more than $2,000,000 nor change the Company's business as currently conducted until no less than 800,000 units of Convertible Debt have been redeemed or converted pursuant to the terms hereof except with the consent of holder of units of Convertible Debt.

4.9 Financial Statements. The Company shall file all quarterly and annual financial statements required by compliance with the Securities and Exchange Act of 1934, as amended.

5. REDEMPTION

5.1 Mandatory Redemption of the Convertible Debt. The Company shall redeem all outstanding Convertible Debt on the date six (6) months after Completion at the Redemption Price payable at the option of the Subscriber exercised by notice in writing to Company in cash or Ordinary Shares based on 75% of the average of the three lowest closing prices of the twenty (20) trading days prior to the date redemption is due, as reported on the Exchange, provided that no mandatory Redemption will be required by the terms of this paragraph 5.1 if the conditions for a Forced Conversion shall have been met and provided further that Company shall not be in default hereunder, if the Investor elects to require the Redemption in cash, for a grace period of 60 days after the date the Redemption Price would otherwise be due hereunder.

5.2 Redemption on Event of Default. The Company shall be obligated to redeem all outstanding Convertible Debt at the Redemption Price which shall become immediately due and payable, upon the occurrence of any of the following events (each an "Event of Default"):

5.2.1 the Company is in material breach of any of its obligations to the Exchange; or

5.2.2 trading in the Ordinary Shares is suspended on the Exchange for any reason and trading is not reinstated within thirty (30) Trading Days except for (i) any suspension of trading of limited duration solely to permit dissemination of material information regarding the Company, and trading is reinstated promptly after such dissemination, and (ii) any general suspension of trading for all companies trading on the Exchange.

5.2.3 the Company shall fail to observe or perform any material terms of the Conditions and such failure shall not have been remedied within ten (10) Business Days after the date on which written notice of such failure shall have been given.

5.2.4 the Company shall have committed a material breach of this Agreement.

5.2.5 the Company shall commit or threaten to commit any act of insolvency in any jurisdiction.

5.2.6 the Company shall not honour a properly served Notice of Conversion for any reason whatsoever.

6. LEGAL COSTS AND DEFAULT INTEREST

6.1 Attorney Fees. In the event any party hereto commences legal action to enforce its rights under this Agreement the non-prevailing party shall pay all reasonable costs and expenses of the other (including but not limited to reasonable legal, accountant's and other fees) incurred in enforcing such rights.

6.2 Interest on Redemption Price. Whenever the Company is obligated or elects to redeem the Subscriber's Shares under any provision of this Agreement or the Conditions, and the Redemption Price is not paid to the Subscriber by the tenth (10th) day after the Redemption Price is due and payable to the Subscriber, the Company shall thereafter pay interest to the Subscriber on the unpaid portion of the Redemption Price at the rate of six percent (6%) per annum, until the Redemption Price is paid in full.

7. MISCELLANEOUS

7.1 Professional Costs. Each party shall pay the costs and expenses of its own advisers, if any, incidental to the negotiation, preparation and execution, of this Agreement, except Company shall reimburse Investors for these direct out of pocket legal expenses incurred in completion of the Subscription Agreement up to $10,000.

7.2 Entire Agreement. This Agreement, together with all of the Exhibits hereto contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

7.3 Notices. Any notice or other communication required given hereunder shall be in writing and shall be deemed to have been properly given upon facsimile transmission (with written transmission confirmation report) at the number designated below (if delivered on a Business Day during normal business hours), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours) whichever shall first occur. The addresses for such communications shall be:

If to the Company to:

Seven Arts Pictures plc
38 Hertford Street
London W1J 7SG UK
Tel: 44 20 3006 8222
Fax: 44 20 3006 8220
Attn: Peter M. Hoffman
Kate Hoffman

If to the Subscriber to:

c/o Euroba Management Limited
P.O. Box HM 370
Hamilton HM BX Bermuda
Tel: 441 295 1885
Fax: 441 292 2323

or such other address as may be designated hereafter by notice given pursuant to the terms of this Clause 7.3.

7.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Subscriber, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver shall be deemed to be a continuing waiver in the future or a waiver of any other provision nor shall any delay or omission of either party to exercise any right hereunder in any manner limit that party's ability to exercise any such right thereafter.

7.5 Headings. The headings herein are for convenience only and shall not be deemed to limit or affect any of the provisions hereof.

7.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

7.7 Choice of Law. This Agreement shall be governed and construed in all respect sin accordance with English law. Any dispute arising hereunder shall be subject to the exclusive jurisdiction of the English courts to which the parties hereby submit. .

7.8 Publicity. The Company and the Subscriber shall consult with each other prior to the issue of any press releases or other public statements with respect to the transactions

contemplated herein and neither party shall issue any such press release or otherwise make any such public statement without the prior written consent of the other.

7.9 Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect it shall be deemed severed herefrom and the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed the day and year first before written.

SIGNED FOR AND BEHALF
OF SEVEN ARTS PICTURES PLC)
)..

SIGNED FOR AND BEHALF
OF SCARBOROUGH LIMITED)
)..

APPENDIX A

CONDITIONS

CONDITIONS GOVERNING THE CONVERSION AND/OR REDEMPTION OF 15% CONVERTIBLE DEBT OF $1 MILLION IN SEVEN ARTS PICTURES PLC

1. DEFINITIONS

For the purpose of these Conditions the following defined terms shall have the meanings set out next thereto:

'Auditors'	the auditors of the Company for the time being;
'Adjustment'	shall mean any adjustment required to be made to the price of the Ordinary Shares pursuant to Condition 4.1 in the event of a Further Issue and 'Adjust' shall be construed accordingly;
'Business Day'	means a day on which the banks in London are open for business;
'the Company'	**SEVEN ARTS PICTURES PLC** established in England and Wales with registered number 4276617;
'Conversion Date'	means the date of conversion of any Convertible Debt being the date of receipt by the Company of a Conversion Notice in respect of such Convertible Debt;
'Conversion Notice'	a notice in writing given by the Holder of its intent to convert some or all of the Convertible Debt in the form of the notice attached to these Conditions;
'Conversion Period'	means any time more than 120 days after the Issue Date;
'Conversion Price'	means $0.75;
'Convertible Debt;	shall mean 15% convertible debt each unit of which shall have a par value of US$1.10 (£.733) for which the Subscriber subscribes pursuant to Clause 2.1 of this Agreement having the rights set forth in the Conditions.
'Exchange'	shall mean the exchange on which the Ordinary Shares are listed or to which they are admitted to trading at any relevant time;
'Forced Conversion'	means a conversion of the Convertible Debt pursuant to the election of the Company as set forth in Paragraph 3.3 below;
'Further Issue'	any issue of shares or other equity securities by the Company after the Issue Date

	and prior to the conversion of any units of Convertible Debt issued at less than the Conversion Price, including any share dividend, any issue of shares resulting from any reconstruction of the Company's share capital, any issue of any warrant option or other right to subscribe for shares in the capital of the Company or the issue of any indebtedness or other security convertible into shares in the capital of the Company;
'Holder'	means the registered holder of the units of Convertible Debt (or any of them) from time to time;
'Issue Date'	the date of issue of the Convertible Debt;
'Ordinary Shares'	ordinary shares of £.05 each in the capital of the Company;
'Par Value'	Means the nominal value of each unit of Convertible Debt being $1.10;
'Subscription Agreement'	the agreement between the Company and Subscriber pursuant to which Subscriber agreed to subscribe for the Convertible Debt;
'Trading Day'	means a day on which the price of the Ordinary Shares is quoted on the Exchange;
'Unit Certificate'	a certificate issued by the Company confirming the number of units of Convertible Debt registered in the name of any Holder from time to time;

2. CLASSIFICATION

2.1 The Convertible Debt consists of nine hundred nine thousand and ninety-one (909,091) units 15% Convertible Debt of $1.10 each in the capital of the Company.

2.2 The terms upon which the Convertible Debt may be converted are set down in Condition 3.

2.3 The terms upon which the Convertible Debt may be redeemed are set down in Condition 7.

3. CONVERSION RIGHTS AND PROCEDURES

3.1 The Convertible Debt may be converted into Ordinary Shares at the Conversion Price and may at the election of the Company be satisfied by delivery of fully paid, duly issued and non-assertable Ordinary Shares owned by the Seven Arts Employee Benefit Trust.

3.2 The Convertible Debt may be converted in whole or in part at the option of the Holder at any time more than 120 days on or after the Issue Date, to the extent not previously subject to redemption pursuant to the Subscription Agreement.

3.3 The Convertible Debt shall be converted, to the extent not previously converted, into Ordinary Shares at the Conversion Price on the election of the Company given by notice in writing to the Holders ("FC Notice") on or after the date six (6) months after the Issue Date in the amounts required by the FC Notice which shall be allocated pro rata among all registered Holders effective if and only if:

3.3.1 The Ordinary Shares are listed and traded on the Exchange.

3.3.2 The Company is not in material incurred default under the Subscription Agreement at that time.

3.3.3. The Forced Conversion does not require issuance of Ordinary Shares at the Conversion Price in excess of the aggregate dollar volume of Ordinary Shares traded on the Exchange for the ten (10) trading dates immediately preceding the date of the FC Notice.

3.3.4 The average trading price of Ordinary Shares on the Exchange for the ten (10) days trading days immediately preceding the FC Notice is $2.50 or greater.

3.4 No Convertible Debt may be converted unless the aggregate Par Value of the units of Convertible Debt converted equals $50,000 or more or the conversion represents a conversion of all the Convertible Debt registered in the name of the Holder.

3.5 The Holder shall effect a conversion by serving a Conversion Notice accompanied by the original Unit Certificate (or, in its absence, an undertaking to indemnify the Company against losses that may be suffered through its misuse by a third party) in the manner set out in Condition 3.6. Once lodged, a Conversion Notice shall be irrevocable unless the directors of the Company consent to its withdrawal. A Conversion Notice, which is completed and lodged otherwise than in accordance with these Conditions shall be of no effect.

3.6 Conversion Notices shall be properly given if delivered by registered post to the registered office of the Company or if sent to the Company by facsimile transmission with answerback received. If a Conversion Notice is received after 4.00pm London time the Conversion Date shall be deemed to be the following day.

3.7 Each Conversion Notice shall specify the aggregate Par Value of the units of Convertible Debt which are the subject of the Conversion Notice. The conversion shall be deemed to be effective immediately on receipt by the Company of a Conversion Notice.

3.8 The Company shall issue to the Holder that a certificate in respect of that number of Ordinary Shares to which it may be entitled on any conversion of Convertible Debt not later than ten (10) Business Days after the Conversion Date, or on notice from Holder at

Holder's election transfer the applicable number of Ordinary Shares via DTC to an account designated in writing by Holder. If the Convertible Debt to be converted represents less than all the Convertible Debt registered in the name of the Holder the Company shall at the same time issue the Holder with a Unit Certificate in respect of the unconverted balance. Any certificates shall be sent by first class post to the address of the Holder specified in the Conversion Notice.

3.9 Ordinary Shares required to be issued on conversion of Convertible Debt will be rounded up to the nearest whole Ordinary Share.

3.10 Ordinary Shares allotted pursuant to the exercise of the Conversion Rights shall be credited as fully paid and will rank *pari passu* in all respects with the Ordinary Shares in issue on the date of such exercise for all dividends or other distributions declared after the date of allotment of such shares but shall have no entitlement in respect of dividends or other distributions declared before such date.

3.11 The Company covenants that it will, at all times reserve, and keep available sufficient authorised but unissued Ordinary Shares so as to ensure that it is in a position to issue any Ordinary Shares that it may be required to issue on conversion of any Convertible Debt by any Holder, free from pre-emptive rights or other contingent rights of purchase and that all such Ordinary Shares will, when issued be properly authorised and validly issued.

4. ADJUSTMENTS TO FIXED CONVERSION PRICE

4.1 If there is a Further Issue at a time when any of the Convertible Debt remains unconverted and the result, or the probable result, of that Further Issue is or would be an Adjustment to the price (or value) per Ordinary Share quoted on the Exchange then, in each such case, an appropriate adjustment shall be made to the Fixed Conversion Price to reflect the occurrence of the Further Issue.

4.2 If either party considers that there should be an Adjustment and the extent of the adjustment cannot be agreed the Company shall on the application of either party instruct the Company's auditors to certify what the Adjustment should be within five (5) Business Days.

4.3 In providing any certificate that may be required the Company shall instruct the Company auditors to act as experts and not as arbitrators. The parties shall have the right to make representations to the Company's auditors both orally and in writing in respect of any Adjustment. The cost of any auditor's certificate will be binding on the parties and the costs of the Company's auditors in providing the certificate will be borne by the Company.

4.4 If an adjustment is made to the Fixed Conversion price by reason of a Further Issue which comprises the grant of options, warrants or other right to subscribe for Ordinary Shares or any other form of security in the Company or the issue of or otherwise convertible in Ordinary Shares or any other form of security in the Company and such

option warrant right debt or other security expires, lapses, is repaid or is otherwise cancelled then the original Adjustment and any resulting adjustment in the Fixed Conversion Price shall be reversed and as if the Further Issue in question never happened

5. OTHER EVENTS AFFECTING THE CONVERSION PRICE

5.1 In the event of any reclassification of the Ordinary Shares or the consolidation or merger of the Company with any other person or the sale or transfer of all or substantially all of the assets of the Company or any share exchange, compulsory or otherwise, pursuant to which the Ordinary Shares of the Company are converted into other securities, cash or property then each Holder of units of Convertible Debt shall have the right to convert its units of Convertible Debt into ordinary shares, cash or property receivable by the holders of Ordinary Shares following such reclassification, consolidation, merger, sale or share exchange.

5.2 Notwithstanding the provisions of Clause 5.1 in the event of any reclassification, consolidation, merger, sale or share exchange the Company may demand that the Holder of any Convertible Debt shall convert all such Convertible Debt into Ordinary Shares on the terms set down in these Conditions, excluding the reincorporation of the Company in the United States which otherwise does not affect the shareholders of the Company.

5.3 If the Holder refuses to comply with a demand to convert Convertible Debt in the circumstances anticipated in Clause 5.2 the Company may redeem any Convertible Debt held by the Holder at their aggregate Par Value.

5.4 If at any time conditions shall arise by reason of any action or inaction taken by the Company which, in the reasonable opinion of the directors of the Company are not adequately covered by the other provisions hereof and which might materially and adversely affect the rights of the Holders of Convertible Debt (as opposed to affecting the rights of holders of all classes of the Company's shares) the Company shall give written notice to each Holder briefly describing the action contemplated and the material adverse effect likely to ensue therefrom and Company shall in such circumstances request the Company's auditors to give their opinion as to the adjustment if any which should be made to the Fixed Conversion Price (including any adjustment as to the Ordinary shares into which the Convertible Debt are convertible) and any distribution which is or would be required to preserve the rights of the Holders of Convertible Debt without diluting them and the rights of the Holders of the Convertible Debt shall be adjusted accordingly.

6. EVENTS OF DEFAULT

The expression 'Event of Default' shall, when used herein, mean any one of the following:

Breach. The Company shall fail to observe or perform to a material degree any covenant, warranty or agreement contained in the Subscription Agreement or in these Conditions and such failure shall not have been remedied within ten (10) Business Days of the Company receiving written notice requiring remedy of the same.

Insolvency. The Company shall suffer the appointment of a receiver over all or any material part of its undertaking or a resolution shall be passed for the liquidation of the Company or an administrator shall be appointed to deal with the affairs of the Company or the Company shall compound or attempt to compound its debts or come to any arrangement with its creditors generally by reason of debt or commit any or threaten commit to act of insolvency.

Suspension of Trading. The trading in the Ordinary Shares of the Company on the Exchange shall be suspended, delisted or otherwise ceased save for limited suspension solely to permit the dissemination of material information and any general suspension of trading for all companies whose shares are traded on the Exchange.

Failure to Convert Convertible Debt. The Company shall let it be known publicly that it is failing or refusing to honour properly served Conversion Notices.

7. REDEMPTION

7.1 In the event that the Company consolidates or merges with another person or undergoes a change of control then the Company may at its sole option on giving to the Holder not less than thirty (30) days written notice require the Holder to convert all its Convertible Debt into Ordinary Shares on the terms of these Conditions. If the Holder refuses or fails to comply the Company may redeem all such Convertible Debt which have not been so converted in accordance with its request at their aggregate Par Value.

7.2 If an Event of Default occurs and continues beyond the expiry of a cure period then any Holder of Convertible Debt may, by notice to the Company, demand redemption of its Convertible Debt and in the absence of immediate compliance by the Company the Holder may enforce its demand. Any such demand may be withdrawn at the sole option of the Holder.

8. PRIORITY ON LIQUIDATION

The Convertible Debt shall rank in all respects as to distribution of assets upon a liquidation of the Company prior to the Ordinary Shares and to any other class of share capital created hereafter until all the Convertible Debt have been converted or redeemed.

9. VOTING RIGHTS

The Holders of the Convertible Debt shall have no right to vote whatsoever.

10. MISCELLANEOUS

10.1 All or any of the rights granted pursuant to these Conditions may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of all the Holders of the Convertible Debt for the time being.

10.2 Holders of Convertible Debt shall not be entitled to sell, transfer or otherwise dispose of their Convertible Debt or any rights in their Convertible Debt in whole or in part at any time in the period of two (2) years from the date of issue of the Convertible Debt.

10.3 All notices or other communication to be given to any of the parties hereto shall be deemed to have been properly given or made when delivered in writing and sent by registered post or by facsimile transmission to the party to which such notice is required to be given or made under this Agreement addressed to the addressee at its address set out at the commencement of this Agreement or to such other address, or facsimile transmission number as may have been notified in writing by the other party for such purpose. Any notice by facsimile must be confirmed by letter sent by post within 24 hours.

104. Each of the Conditions hereof is separate and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable it shall be deemed to be severed herefrom in its entirety but the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

10.5 The interpretation of these Conditions shall be governed by and construed in accordance with the laws of England and the parties may submit to the jurisdiction of the English Courts.

10.6 For so long as any Conversion Rights remain exercisable the Company shall not:

10.6.1 make any distribution of capital profits or capital reserves except by means of a capitalisation issue in the form of fully paid shares;

10.6.2 issue securities by way of capitalisation of profits or reserves except fully paid Ordinary Shares issued to the holders of share capital; or

10.6.3 in any way modify the rights attached to its existing shares as a class, or create any new class of shares except for shares which carry as compared with the existing shares no greater rights as regards voting, dividend or capital except in accordance with any scheme involving the issue of shares to employees or ex-employees including executive directors of the Company; or

10.6.4 issue any shares credited as fully paid by way of capitalisation of profits or reserves if as a result the Company would on any subsequent exercise of the Conversion Rights be obliged to issue such shares at a discount; or

10.6.5 (except with the consent made in writing by Holders of Convertible Debt for the time being or except by the redemption of redeemable shares) reduce by repayment to its shareholders its share capital or any share premium account or capital redemption reserve fund.

10.7 For so long as any Conversion Rights remain exercisable the Company shall send to all Holders of Convertible Debt a copy of every document sent to the holders of its shares at the same time as it is sent to such holders.

APPENDIX

CONVERSION NOTICE

To: Seven Arts Pictures plc
38 Hertford Street
London W1J 7SG UK

Attn: Peter Hoffman

Dear Sirs

Conversion Notice

We, being the registered holder of 15% Redeemable Convertible Debt ('Convertible Debt'), represented by the attached certificate, hereby give you notice that we wish to exercise the Conversion Rights attaching to such units of Convertible Debt and to convert ______________ units of Convertible Debt into Ordinary Shares in the Company ('Ordinary Shares') in accordance with the Conditions pursuant to which such Convertible Debt were issued and are subject.

This entitles us to be issued with _________ fully paid Ordinary Shares. Should you disagree with this calculation please inform us by return.

We would request you to ensure that all Ordinary Shares to be issued on exercise of our Conversion Rights be registered in our name and authorise the entry of our name in the register of members in respect of them and the dispatch of a certificate for them by registered post.

Please complete using BLOCK CAPITALS

Name(s)
in full/____
For and on behalf of
[ ]

Address: [_______________]

e-mail address:

Capacity ____

Signed____Date_____________

APPENDIX B

IRREVOCABLE POWER OF ATTORNEY

SEVEN ARTS PICTURES PLC, a company established in England and Wales with registered number 4276617 (the "Company")

Pursuant to a Resolution of the Board of the Company duly passed at a meeting properly convened and held on August 30, 2010, a copy of which is attached hereto.

HEREBY APPOINTS GEORGE SANDHU c/o Beaufort International Associates Limited, 49 Whitehall, London, SW1A 2BX ("the Company's Attorney") to act as the Company's Attorney from the date hereof with the power ("Power") to take all steps and approve and execute all documents as may be necessary to give effect to the terms of an agreement dated July, 2010 (the 'Subscription Agreement') made between the Company and SCARBOROUGH LIMITED, a Marshall Islands company ('Subscriber') pursuant to which Subscriber agreed to subscribe for certain 15% Convertible Redeemable Debt on the terms of the Subscription Agreement

to be exercised in his name as the Company's Attorney on our behalf and in our name, declaring that:-

1. The Company's Attorney shall be entitled to exercise the Power for a period of three (3) years from the date of this Deed;

2. The Power granted pursuant to this Deed is the limited Power of Attorney referred to in Clause 4.3 of the Subscription Agreement

3. The Power granted pursuant to this Deed shall be irrevocable save with the consent of the Company's Attorney;

4. All acts and deeds affected by the Company's Attorney in exercise of the Power shall be binding on the Company as if they were acts or deeds affected by the Company.

IN WITNESS whereof this Power of Attorney has been executed as a Deed on [ ] 2010

Executed as a Deed (but not delivered)
until the date hereof by)
SEVEN ARTS PICTURES PLC)
In the presence of:)

Director...

Director/Secretary.................................

APPENDIX C

DESCRIPTION OF SECURITIES

General

Our authorized share capital consists of 102,636,800 ordinary shares, par value of £0.25, 6,000,000 convertible preference shares par value of £1.00, and 13,184,000 deferred shares, par value of £0.45 each.

Redeemable Debentures

Langley Park Investment Trust PLC ("Langley") has converted as of December 31, 2008, 1,250,000 of its convertible redeemable debentures ("Debentures") into 1,000,000 ordinary shares, which are included in the ordinary shares outstanding as of December 31, 2008. Langley's remaining Debentures have a face value of £1,750,000 (approximately $3,432,500 at the exchange rate prevailing at the time of the financing) and are convertible into an aggregate of 700,000 ordinary shares. There is no due date or required due date on our Debentures. The Debentures rank junior to all our indebtedness and senior only to our ordinary or preference shares.

Redeemable Preference Shares

Our convertible redeemable preference shares and their terms of issuance are discussed above in Management's Discussion and Analysis of Financial Condition and Results of Operation. All the convertible redeemed preference shares formerly owned by Armadillo Investment plc, were sold to the Seven Arts Employee Benefit Trust on October 30, 2008 as indicated in Certain Related Transactions. On November 20, 2008, EBT converted 2,500,000 of these preference shares into 2,000,000 ordinary shares and on May 25, 2010 the EBT converted the remaining 500,000 preference shares into 400,000 ordinary shares.

Description of Ordinary Shares

The following is a description of our ordinary shares, including their material terms and provisions and as such terms and provisions are applied to our Articles of Association, as amended, and the applicable corporate laws of the United Kingdom. The description of the ordinary shares of SAE is set forth in the Articles of Incorporation and the applicable laws of the State of Nevada and will be included here upon issuance to new shareholders. The description below of our ordinary shares is equally applicable to the ordinary shares of SAE.

All of our ordinary shares are of the same class and, once issued, rank equally as to dividends, voting powers, and participation in assets. Holders of ordinary shares are entitled to one vote for each share held of record on all matters to be acted upon by the shareholders. Holders of ordinary shares are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, out of funds legally available therefore.

Upon our liquidation, dissolution or winding up, holders of ordinary shares are entitled to receive pro rata our assets, if any, remaining after payments of all debts and liabilities and the satisfaction of preferred shareholders, if any. No shares have been issued subject to call or assessment. There are no pre-emptive or conversion rights and no provisions for redemption or purchase for cancellation, surrender, or sinking or purchase funds.

There are no limitations upon the rights to own securities.

There are no provisions that would have the effect of delaying, deferring, or preventing a change in control of our company.